EXHIBIT 99.1

As Amended May 17, 2013

As Further Amended May 30, 2014

As Further Amended May 19, 2017

As Further Amended November 28, 2018

Aetna Inc. 2010 Stock Incentive Plan

SECTION 1. PURPOSE.

The purposes of this Plan are to promote the interests of the Company and its shareholders and align the interests of shareholders and Participants by:

(i) motivating Participants through Awards tied to total return to shareholders (i.e., stock price appreciation and dividends);

(ii) attracting and retaining high performing individuals as Participants;

(iii) enabling Participants to acquire additional equity interests in the Company; and

(iv) providing compensation opportunities dependent upon the Company’s performance relative to its competitors and changes in its own performance over time.

SECTION 2. DEFINITIONS.

“ACQUISITION DATE” shall mean November 28, 2018.

“AFFILIATE” shall mean any corporation or other entity (other than the Company or one of its Subsidiaries) in which the Company directly or indirectly owns at least twenty percent (20%) of the combined voting power of all classes of stock of such entity or at least twenty percent (20%) of the ownership interests in such entity.

“AWARD” shall mean a grant or award under the Plan, as evidenced in a written document delivered to a Participant as provided in Section 12(b).

“BENEFICIAL OWNER” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such rule.

“BOARD” shall mean the Board of Directors of the Company.

“CAUSE” shall mean, with respect to Awards granted prior to the Acquisition Date, (i) the willful failure by the Participant to perform substantially the Participant’s duties as an employee of the Company any Subsidiary or any Affiliate (other than due to physical or mental illness) after reasonable notice to the Participant, (ii) the Participant’s engagement in serious misconduct that is injurious to the Company, any Subsidiary or any Affiliate, (iii) the Participant’s conviction of, or entrance of a plea of nolo contendere to, a crime that constitutes a felony, (iv) the breach by the Participant of any written covenant or agreement not to compete with the Company, any Subsidiary or any Affiliate or (v) the breach by the Participant of his or her duty of loyalty to the Company any Subsidiary or any Affiliate, which shall include, without limitation, (A) any disclosure by the Participant of any confidential information pertaining to the Company, any Subsidiary or any Affiliate, (B) any harmful interference by the Participant in the business or operations of the Company, any Subsidiary or any Affiliate, (C) any attempt by the Participant directly or indirectly to induce any employee, insurance agent, insurance broker or broker-dealer of the Company, any Subsidiary or any Affiliate to be employed or perform services elsewhere, (D) any attempt by the Participant directly or indirectly to solicit the trade of any customer or supplier, or prospective customer or supplier, of the Company or (E) any breach or violation of the Company’s Code of Conduct. For Awards granted on or after the Acquisition Date, “Cause” shall be deemed to occur if the Participant (i) willfully and materially breaches any of his or her obligations to the Company with respect to confidentiality, cooperation with regard to litigation, non-disparagement and non-solicitation, (ii) is convicted of a felony involving moral turpitude; or (iii) engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out Participant’s duties to the Company, resulting, in either case, in material harm to the financial condition or reputation of the Company.

“CHANGE IN CONTROL” unless otherwise defined in an award agreement prior to the Acquisition Date, a Change in Control shall be deemed to have occurred if: (i) any Person (other than (w) the Company, (x) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, (y) any corporation owned, directly or indirectly, by the stockholders of the Company immediately after the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such occurrence, or (z) any surviving or resulting entity from a merger or consolidation referred to in clause (iii) below that does not constitute a Change in Control under clause (iii) below) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60) day period referred to in Rule 13d-3 under the Exchange Act), as directly or indirectly, of securities of the Company or of any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”), representing thirty percent (30%) or more of the combined voting power of the Company’s or such Significant Subsidiary’s then outstanding securities; (ii) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve (12)-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) the consummation of a merger or consolidation of the Company or any Significant Subsidiary with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than fifty percent (50%) of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or (iv) the consummation of a transaction (or series of transactions within a twelve (12)-month period) which constitutes the sale or disposition of all or substantially all of the consolidated assets of the Company but in no event assets having a gross fair market value of less than forty percent (40%) of the total gross fair market value of all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition.

“CODE” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“COMMITTEE” means a committee of two or more directors designated by the Board to administer the Plan.

“COMMON STOCK” shall mean the shares, $0.01 par value per share, of the Company.

“COMPANY” shall mean CVS Health Corporation, a Delaware corporation.

“CONSTRUCTIVE TERMINATION WITHOUT CAUSE” shall mean the Participant’s termination of his or her employment following the occurrence, without the Participant’s written consent, of one or more of (i) an assignment of any duties to the Participant that is materially inconsistent with Participant’s position, (ii) a material decrease in Participant’s annual base salary or target annual incentive award opportunity, or (iii) a relocation of Participant’s principal place of employment more than thirty-five (35) miles from Participant’s place of employment before such relocation. In all cases, no Constructive Termination Without Cause shall be deemed to have occurred if any such event occurs as a result of a prior termination. In addition, no Constructive Termination Without Cause shall be deemed to have occurred unless the Participant provides written notice to the Company that any such event has occurred, which notice identifies the event and is provided within thirty (30) days of the initial occurrence of such event, a cure period of forty-five (45) days following the Company’s receipt of such notice expires and the Company has not cured such event within such cure period, and the Participant actually terminates his/her employment within thirty (30) days of the expiration of the cure period.

“ELIGIBLE EMPLOYEE” shall mean each employee of Aetna, Inc. (a wholly owned subsidiary of the Company), its Subsidiaries or its Affiliates, but shall not include directors who are not employees of such entities. Any individual the Company designates as, or otherwise determines to be, an independent contractor shall not be considered an Eligible Employee, and such designation or determination shall govern regardless of whether such individual is ultimately determined to be an employee pursuant to the Code or any other applicable law.

“EMPLOYMENT” shall mean, for purposes of determining whether a termination of employment has occurred under the Plan, continuous and regular salaried employment with the Company, a Subsidiary or an Affiliate, which shall include (unless the Committee shall otherwise determine) any period of paid time off, any approved leave of absence or any salary continuation or severance pay period and, at the discretion of the Committee, may include service with any former Subsidiary or Affiliate of the Company. For this purpose, regular salaried employment means scheduled employment of at least 20 hours per week.

“EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“EXECUTIVE OFFICER” shall mean those persons who are officers of the Company within the meaning of Rule 16a-l(f) of the Exchange Act.

“FAIR MARKET VALUE” shall mean, with respect to Awards granted prior to the Acquisition Date, on any date, with respect to a share of Common Stock, the closing price of a share of Common Stock as reported by the Consolidated Tape of New York Stock Exchange Listed Shares on such date, or, if no shares were traded on such Exchange on such date, on the next date on which the Common Stock is traded on such Exchange. For Awards granted on or after the Acquisition Date, unless otherwise determined by the Committee, the Fair Market Value of Common Stock shall be the closing price of a share of Common Stock, as quoted on the composite transactions table on the New York Stock Exchange, on the date on which the determination of Fair Market Value is being made, or, in the event the date on which the determination is being made is a date on which the New York Stock Exchange is closed, then the closing price of a share of Common Stock, as quoted on the composite transactions table on the New York Stock Exchange on the last date prior to such date on which the New York Stock Exchange was open, shall be used.

“FUNDAMENTAL CORPORATE EVENT” shall mean any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, offering to purchase Common Stock at a price substantially below fair market value, or other similar event.

“INCENTIVE STOCK” shall mean an Award of Common Stock granted under Section 7 which may become vested and nonforfeitable upon the passage of time and/or the attainment, in whole or in part, of performance objectives determined by the Committee.

“INCENTIVE STOCK OPTION” shall mean an option which is intended to meet the requirements of Section 422 of the Code.

“INCENTIVE UNIT” shall mean an Award of a contractual right granted under Section 7 to receive Common Stock (or, at the discretion of the Committee, cash based on the Fair Market Value of the Common Stock) which may become vested and nonforfeitable upon either the passage of time and/or the attainment, in whole or in part, of performance objectives determined by the Committee.

“NONSTATUTORY STOCK OPTION” shall mean an Option which is not intended to be an Incentive Stock Option.

“OPTION” shall mean the right granted under Section 5 to purchase the number of shares of Common Stock specified by the Committee, at a price and for the term fixed by the Committee in accordance with the Plan and subject to any other limitations and restrictions as this Plan and the Committee shall impose, and shall include both Incentive Stock Options and Nonstatutory Stock Options.

“OTHER STOCK-BASED AWARD” shall mean any right granted under Section 8.

“PARTICIPANT” shall mean an Eligible Employee who is selected by the Committee to receive an Award under the Plan and any recipient of a Substitute Award.

“PERSON” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

“PLAN” shall mean the Aetna Inc. 2010 Stock Incentive Plan, described herein, and as may be amended from time to time.

“RESTRICTED PERIOD” shall mean the period during which a grant of Incentive Stock or Incentive Units is subject to forfeiture.

“SECTION 409A” shall mean Section 409A of the Code and the regulations issued thereunder, as may be amended from time to time.

“STOCK APPRECIATION RIGHT” or “SAR” shall mean a right granted under Section 6.

“SUBSIDIARY” shall mean any entity of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such entity.

“SUBSTITUTE AWARD” shall mean an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by the Company or with which the Company combines.

“TERMINATION WITHOUT CAUSE” shall mean the involuntary termination of a Participant’s employment by the Company or a subsidiary without Cause.

SECTION 3. ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have the responsibility of construing and interpreting the Plan and of establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards, if any, to be granted to an Eligible Employee; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances, cash, Common Stock, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan (including authorizing another committee of the Board to designate Participants or make Awards under the Plan within limits prescribed by the Committee).

Except with respect to any action or adjustment taken in connection with a Fundamental Corporate Event, any amendment or action that would, directly or indirectly, reduce the exercise price of any outstanding option or SAR previously granted under the Plan, including through an exchange or cancellation of awards for cash or other awards, shall be subject to the approval of the Company’s shareholders.

SECTION 4. SHARES AVAILABLE FOR AWARDS.

(a) Shares Available for Issuance. The maximum number of shares of Common Stock in respect of which Awards may be made under the Plan shall be a total of 80,197,123 shares of Common Stock. Shares of Common Stock may be made available from the authorized but unissued shares of the Company or from shares held in the Company’s treasury and not reserved for some other purpose. In the event that any Award is paid solely in cash, no shares shall be deducted from the number of shares available for issuance by reason of such Award. Shares of Common Stock subject to Awards that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled will again be available for Awards under the Plan. The following shares of Common Stock, however, will not be available again for grant under the Plan: (i) shares of Common

Stock not issued or delivered as a result of net settlement of an outstanding Option or SAR, (ii) shares of Common Stock delivered or withheld by the Company to pay the exercise price of or the withholding taxes with respect to an Award and (iii) shares of Common Stock repurchased with proceeds from the payment of the exercise price of an Option.

(b) Adjustment for Corporate Transactions. In the event that the Committee shall determine that any Fundamental Corporate Event affects the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold or made the subject of Awards under the Plan, (ii) the number and kinds of shares subject to outstanding Awards and (iii) the grant, exercise or conversion price with respect to any of the foregoing. Additionally, the Committee may make provisions for a cash payment to a Participant or a person who has an outstanding Award; provided, however, that to the extent such an Award constitutes “deferred compensation” within the meaning of Section 409A, no such provision for a cash payment shall change the timing of payment of such Award unless such change is permitted under Section 409A. However, the number of shares subject to any Award shall always be a whole number.

SECTION 5. STOCK OPTIONS.

(a) Grant. Subject to the provisions of the Plan, the Committee shall have the authority to grant Options to an Eligible Employee and to determine (i) the number of shares to be covered by each Option, (ii) subject to Section 5(b), the exercise price of the Option and (iii) the conditions and limitations applicable to the exercise of the Option. Notwithstanding the foregoing, in no event shall the Committee grant any Participant Options (i) for more than 2,000,000 shares of Common Stock in respect of any year in which the Plan is in effect, as such number may be adjusted pursuant to Section 4(b) or (ii) with a term of exceeding 10 years. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code and the regulations thereunder.

(b) Exercise Price. Except in the case of a Substitute Award, the exercise price of an Option shall not be less than 100% of the Fair Market Value on the date of grant.

(c) Exercise. Each Option shall be exercised at such times and subject to such terms and conditions as the Committee may specify at the time of the applicable Award or thereafter. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefor. Without limiting the generality of the foregoing, payment of the exercise price may be made in cash or its equivalent or, if and to the extent permitted by the Committee, by exchanging shares of Common Stock owned by the optionee (which are not the subject of any pledge or other security interest or which, in the case of Incentive Stock, are fully vested) either actually or by attestation, or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price.

(d) Incentive Stock Option Annual Limit. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year (counting Incentive Stock Options under this Plan and under any other stock option plan of the Company or a subsidiary) shall not exceed $100,000. If an Option intended to be an Incentive Stock Option is granted to an Eligible Employee and the Option may not be treated in whole or in part as an Incentive Stock Option pursuant to the $100,000 limitation, the Option shall be treated as an Incentive Stock Option to the extent it may be so treated under the limitation and as a Nonstatutory Stock Option as to the remainder. For purposes of determining whether an Incentive Stock Option would cause the limitation to be exceeded, Incentive Stock Options shall be taken into account in the order granted. The annual limit set forth above shall not apply to Nonstatutory Stock Options.

SECTION 6. STOCK APPRECIATION RIGHTS.

(a) Grant of Stock Appreciation Rights. The Committee shall have the authority to grant Stock Appreciation Rights in tandem with an Option, in addition to an Option, or freestanding and unrelated to an Option. Notwithstanding the foregoing, in no event shall the Committee grant any Participant Stock Appreciation Rights (i) for more than 2,000,000 shares of Common Stock in respect of any year in which the Plan is in effect, as such number may be adjusted pursuant to Section 4(b), and (ii) with a term exceeding 10 years (or the term of the underlying Incentive Stock Option in the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option). Stock Appreciation Rights granted in tandem with an Option may be granted either at the same time as the Option or at a later time.

(b) Exercise Price. The exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted; provided that if a Stock Appreciation Right is granted retroactively in tandem with or in substitution for an Option, the exercise price may be the exercise price of the Option to which it is related.

(c) Exercise of Stock Appreciation Rights. A Stock Appreciation Right shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price thereof. The Committee shall determine the time or times at which or the event or events (including, without limitation, a change of control) upon which a Stock Appreciation Right may be exercised in whole or in part, the method of exercise and whether such Stock Appreciation Right shall be settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock; provided, however, that unless otherwise specified by the Committee at or after grant, a Stock Appreciation Right granted in tandem with an Option shall be exercisable at the same time or times as the related Option is exercisable.

SECTION 7. INCENTIVE AWARDS.

(a) Incentive Stock and Incentive Units. Subject to the provisions of the Plan, the Committee shall have the authority to grant time vesting and/or performance vesting Incentive Stock or Incentive Units to any Eligible Employee and to determine (i) the number of shares of Incentive Stock and/or the number of Incentive Units to be granted to each Participant and (ii) the other terms and conditions of such Awards; provided that, to the extent necessary to comply with applicable law, Incentive Stock shall only be awarded to an Eligible Employee who has been employed for such minimum period of time as shall be determined by the Committee. The Restricted Period related to Incentive Stock or Incentive Units shall lapse upon the passage of time and/or the determination by the Committee that the performance objectives established by the Committee have been attained, in whole or in part. The maximum number of shares of Common Stock that may be subject to any performance-based Awards of Incentive Stock and/or Incentive Units (whether payable in cash or shares) granted to an Executive Officer with respect to any year in which the Plan is in effect shall not exceed 2,000,000 shares, as such number may be adjusted pursuant to Section 4(b). If the award is intended to qualify under Section 162(m) of the Code, the performance objectives with respect to an Award made to an Executive Officer shall be related to at least one of the following criteria, which may be determined solely by reference to the performance of the Company, a Subsidiary or an Affiliate (or any business unit thereof) or based on comparative performance relative to other companies: (i) net income; (ii) earnings before income taxes; (iii) earnings per share; (iv) return on shareholders equity; (v) expense management; (vi) profitability of an identifiable business unit or product; (vii) ratio of claims to revenues; (viii) revenue growth; (ix) earnings growth; (x) total shareholder return; (xi) cash flow; (xii) return on assets; (xiii) pretax operating income; (xiv) net economic profit (operating earnings minus a charge for capital); (xv) customer satisfaction; (xvi) provider satisfaction; (xvii) employee satisfaction; (xviii) quality of networks; (xix) strategic innovation or (xx) any combination of the foregoing.

SECTION 8. OTHER STOCK-BASED AWARDS.

The Committee shall have authority to grant to eligible Employees an “Other Stock-Based Award”, which shall consist of any right which is (i) not an Award described in Sections 5 through 7 above and (ii) an Award of Common Stock or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock (including, without limitation, securities convertible into Common Stock), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 under the Exchange Act and applicable law. Subject to the terms of the Plan and any applicable award agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. Other Stock-Based Awards may include restricted stock units, which are contractual rights representing a right to receive a certain number of shares of Common Stock in the future, subject to the terms and conditions set forth in the Plan and the applicable award agreement.

SECTION 9. DIVIDENDS AND DIVIDEND EQUIVALENTS.

The Committee may provide that any Award shall include dividends or dividend equivalents, payable in cash, Common Stock, securities or other property on a current or deferred basis, including payment contingencies provided, however, in no event shall any such dividend or dividend equivalent become payable prior to the date on which an award is vested in accordance with its terms. The preceding sentence to the contrary notwithstanding, no dividends or dividend equivalents will be payable on options or stock appreciation rights.

SECTION 10. STOCK IN LIEU OF CASH.

The Committee may grant Awards in lieu of all or a portion of compensation or an Award otherwise payable in cash to an Executive Officer pursuant to any bonus or incentive compensation plan of the Company.

SECTION 11. DEFERRAL.

The Committee shall have the discretion to determine whether, to what extent, and under what circumstances cash, shares of Common Stock, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee. The timing of any elective deferral shall comply with Section 409A. At the time of any automatic or elective deferral, the time and form of payment shall be established consistent with the requirements of Section 409A. If the time or form of payment is not so established, the form of payment shall be a lump sum and the time of payment shall be the date the Participant experiences a “separation from service” within the meaning of Section 409A. Gains from the exercise of Options and Stock Appreciation Rights shall not be eligible for automatic or elective deferral.

SECTION 12. GENERAL PROVISIONS.

(a) Withholding. The Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Awards under this Plan. In the case of any Award satisfied in the form of Common Stock, no shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any withholding tax obligations applicable with respect to such Award.

(b) Award Agreement. Each Award hereunder shall be evidenced in writing. The written agreement shall be delivered to the Participant and shall incorporate the terms of the Plan by reference and specify the terms and conditions thereof and any rules applicable thereto.

(c) Nontransferability. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Award to be transferred to a member of the Participant’s immediate family or to a trust or similar vehicle for the benefit of such immediate family members (collectively, the “Permitted Transferees”), no Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, the Permitted Transferees or the Participant’s legal representative.

(d) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, any Subsidiary or any Affiliate. Further, the Company and each Subsidiary and Affiliate expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any award agreement.

(e) No Rights to Awards, No Shareholder Rights. No Participant or Eligible Employee shall have any claim to be granted any Award under the Plan, and there is no obligation of uniformity of treatment of Participants and Eligible Employees. Subject to the provisions of the Plan and the applicable Award, no person shall have any rights as a shareholder with respect to any shares of Common Stock to be issued under the Plan prior to the issuance thereof.

(f) Applicable Law. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Connecticut.

(g) Effective Date. The Plan shall be effective upon approval by the Company’s shareholders.

(h) Amendment or Termination of Plan. The Board or the Committee may terminate or suspend the Plan at any time, but the termination or suspension will not adversely affect any vested Awards then outstanding under the Plan. No Award may be granted under the Plan after May 21, 2020 or such earlier date as the Plan is terminated by action of the Board or the Committee. The Plan may be amended or terminated at any time by the Board, except that no amendment may be made without shareholder approval if the Committee determines that such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16 of the Exchange Act, for which or with which the Committee determines that it is desirable to qualify or comply; and, the Committee may amend the term of any Award or Option granted, retroactively or prospectively, but no amendment may adversely affect any vested Award or Option without the holder’s consent.

(i) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder and the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Common Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Common Stock or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Common Stock in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards, and neither the Company nor its directors or officers shall have any obligations or liability to the Participant with respect to any Award (or stock issuable thereunder) that shall lapse because of such postponement. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Common Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the ninetieth (90th) day preceding the Change in Control.

(j) Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

(k) Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of providing a receipt therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Committee, the Board, the Company and all other parties with respect thereto.

(l) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

(m) Compliance with Section 409A. All Awards granted under the Plan are intended to be either exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A. The provisions of the Plan and any Awards granted under the Plan shall be construed in a manner consistent with such intent. In addition, notwithstanding any other provision of this Plan or an award agreement to the contrary, the Company will not pay or accelerate the payment of any amount that constitutes “deferred compensation” within the meaning of Section 409A, in violation of Section 409A. To the extent any amount of “deferred compensation” as defined in Section 409A would otherwise vest and become payable upon a Change in Control or upon a disability, as set forth herein or in an award agreement, any such Award may vest but payment shall not be accelerated unless the Change in Control or the disability also satisfies the definition of “change in control” or “disability” as set forth in Section 409A.

Any amount that constitutes “deferred compensation” within the meaning of Section 409A and is payable under the Plan solely by reason of a Participant’s termination of employment shall be payable only if the Participant has experienced a “separation from service” within the meaning of Section 409A, provided that if the Participant is a “specified employee” within the meaning of Section 409A at the time of such separation from service, as determined by the Company in accordance with Section 409A, no payments shall be made before the six-month anniversary of the Participant’s separation from service, at which time all payments that would otherwise have been made during such six-month period shall be paid to the Participant in a lump sum.

SECTION 13. CHANGE IN CONTROL.

With respect to Awards granted on or after the Acquisition Date, in the event that a Participant experiences a Termination Without Cause or a Constructive Termination Without Cause within two (2) years following a Change in Control, the following provisions shall apply unless otherwise provided in the award agreement: (i) within two (2) years of a Change in Control, any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested upon a Termination Without Cause or a Constructive Termination Without Cause and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment by the Participant, subject only to applicable restrictions set forth in Section 12(i) hereof; (ii) within two (2) years of a Change in Control, the restrictions, deferral of settlement and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested upon a Termination Without Cause or a Constructive Termination Without Cause, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 12(i) hereof; and (iii) with respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met at actual performance or prorated as of the date of termination.

SECTION 14. CANCELLATION AND RESCISSION OF AWARDS.

For Awards granted on or after the Acquisition Date, unless the award agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, or deferred Awards at any time, and the Company shall have the additional rights set forth in Section 14(d) below, if the Participant is not in compliance with all applicable provisions of the award agreement and the Plan including the following conditions:

(a) While employed by the Company or one of its subsidiaries, a Participant shall not render services for any organization or engage directly or indirectly in any business that, in the judgment of the Chief Executive Officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company.

(b) A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company’s business, any confidential information or material relating to the business of the Company that is acquired by the Participant either during or after employment with the Company.

(c) A Participant shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

(d) (i) Upon exercise, settlement, payment or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. Failure to comply with the provisions of this Section 14(d) prior to, or during the six (6) months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission within two (2) years after such exercise, payment or delivery. Within ten (10) days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Participant received in connection with the rescinded exercise, payment or delivery.

(ii) To the extent determined by the Committee, all Awards shall be subject to the terms and conditions of the Company’s recoupment policy as it exists from time to time.